Exhibit 4.54

[National emblem of Ukraine]

LICENSE

Series AA	No. 720189

MINISTRY OF TRANSPORT AND COMMUNICATIONS OF UKRAINE

STATE DEPARTMENT FOR COMMUNICATION AND INFORMATIZATION
OF UKRAINE

Economic activity type	Construction and maintenance of communication networks with mobile objects and provision of services using these objects on the territory of Ukraine subject to the License terms and conditions

Legal entity name	Closed Joint Stock Company
“Ukrainian Mobile Communications”

Legal entity identification code	14333937

Legal entity location	15 Leipzigska street, Kyiv, 01015, Ukraine

Date and number of
license reissue resolution	24/12/04 No. 37

License duration	from 29/12/04 till 03/12/13

Director	[signature]	I.V. Kravets

Official seal: State Department for Communication and Informatization of Ukraine, Kyiv, Ukraine, identification code 33240054

Date of issue of the license	29/12/04

Reissued license series AA dated 12/11/02 No. 223305

SPECIAL TERMS:

1.             This License enables the Licensee to develop, construct, own, and operate the NMT-450, Nordic Standard, GSM-900, PSN, DCS-1800 public usage cellular communication networks and provide the relevant communication services.

Director	[signature]	I.V. Kravets

Official seal:          State Department for Communication and Informatization of Ukraine, Kyiv, Ukraine, identification code 33240054